EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Zoom Telephonics, Inc. on Form S-1 of our report dated March 15, 2016, with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. and its wholly owned subsidiary as of December 31, 2015 and 2014 and for the years then ended, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

MARCUM LLP
Boston, Massachusetts
December 8, 2016